Exhibit 15.1

云南康思律师事务所	Yunnan Kangsi Law Offices

云南康思律师事务所

Yunnan Kangsi Law Offices

Add: 7th Floor, A Building of Jinse Nianhua Square,

470 Baiyun Road, Kunming,

Yunnan, China 650000

Tel: 86-15087124255

E-mail: nyx1018@foxmail.com

May 6, 2021

Re: Consent Letter on Jowell Global Ltd. Form 20-F

We act as the PRC counsel to Jowell Global Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s annual report on Form 20-F.

We hereby consent to the reference to our firm under the headings “Item 3. Key Information—D. Risk Factors” and “Item 5.A. Operation Results ” in the annual report of the Company for the year ended December 31, 2020 (the “Annual Report”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

This Consent is rendered solely to you for the Form 20-F and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Yunnan Kangsi Law Offices
Yunnan Kangsi Law Offices